NEWS RELEASE

Ivanhoe Energy reports 2010 financial results
and operational highlights

CALGARY, ALBERTA (March 17, 2011) – Ivanhoe Energy Inc. (NASDAQ: IVAN; TSX: IE) today announced summary financial results and operating highlights for the year ended December 31, 2010. All figures reported are in US dollars unless otherwise noted. Ivanhoe Energy has filed its annual report on Form 10-K for the year ended December 31, 2010.

Highlights

▪	Ivanhoe Energy marked a major advance towards commercial production at its Tamarack Project with the submission of its regulatory application to the Government of Alberta in November 2010.

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Subsequent to year end, Ivanhoe Energy announced that probable plus possible reserves were recognized for the Tamarack Project. GLJ Petroleum Consultants of Calgary assigned estimated (2P) bitumen reserves of 176 million barrels and probable plus possible (3P) bitumen reserves of 220 million barrels and probable to Tamarack. Along with the reserves additions, the independent 2010 evaluation recognized 345 million barrels of best estimate contingent resource.

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Sunwing Energy, Ivanhoe Energy’s wholly-owned subsidiary, made two significant natural gas discoveries at its Zitong Block in China and, as a result of this success, obtained access to all the other known structures on the Block.

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Ivanhoe Energy drilled two appraisal wells on Block 20 in Ecuador and successfully produced oil at its second well, IP-5b, following steam injection operations. These were the first barrels of oil ever to be produced from the Pungarayacu oil field.

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Revenues from continuing operations were $21.9 million in 2010, down from $23.7 million in 2009 primarily due to lower net production volumes in the Dagang field. Sunwing Energy’s working interest at Dagang decreased from 82 percent to 49 percent in September 2009 upon the Company recovering its development costs. The net loss from continuing operations was $29.1 million in 2010, down from the net loss of $37.7 million recorded in 2009.

▪	In 2010, $17.8 million in cash flow was consumed in operations compared to $15.0 million in 2009, primarily due to lower revenue combined with higher general and administrative expenses.

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Cash and cash equivalents were $67.8 million at December 31, 2010 compared to $21.5 million at December 31, 2009. The Company’s cash position in 2010 was augmented by the proceeds from the Cdn$150 million Special Warrant financing completed in the first quarter of the year.

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Subsequent to year-end, Ivanhoe Energy received proceeds of Cdn$27.2 million from the exercise of 8.6 million Common Share Purchase Warrants which expired on February 25, 2011. With the exercise of these warrants and other options, Ivanhoe Energy has 343.9 million common shares outstanding.

“During 2010, Ivanhoe Energy made tremendous progress on several fronts across each of our core assets, setting the stage for our team to continue executing within each of our geographical regions,” said David Dyck, President and Chief Operating Officer. “In 2011, we will build on the successes and achievements of the past year, and our efforts to accelerate various discussions and due diligence activities to establish strategic partnerships and financing arrangements continues to be a key focus of our management team.”

Tamarack Project – Canada

Ivanhoe Energy completed its winter delineation drilling program at Tamarack in early 2010 and, in November 2010, the Company marked a major milestone towards commercial production with the submission of its regulatory application to the Government of Alberta for the Tamarack Project. Ivanhoe Energy holds a 100 percent working interest in this Project which is expected to produce approximately 40,000 barrels per day for at least 30 years.

Subsequent to year end, Ivanhoe Energy announced that an independent reserve evaluator had recognized probable (2P) and probable plus possible (3P) reserves for the Tamarack Project. The reclassification of a portion of the contingent resources to 2P and 3P reserves is a result of the successful completion of the Company’s 2010 drilling program on the Tamarack lands, further technical evaluation, and the submission of its regulatory application. GLJ Petroleum Consultants of Calgary (GLJ) assigned estimated 2P bitumen reserves of 176 million barrels and 3P bitumen reserves of 220 million barrels to Tamarack. Along with the reserves classifications, the independent 2010 evaluation recognized 345 million barrels of best estimate contingent resource. On a combined basis, the 2P reserves plus best estimate contingent resource rose 18 percent compared with GLJ’s previous report for 2009.

In addition to the submission of the regulatory application for the Tamarack Project, Basic Engineering and Design was completed to support the generation of a Class III (+20/-15%) capital cost estimate. For Phase 1 (20,000 barrels per day) of a fully integrated project, the Class III estimate is $1,370 million compared to the Class IV (+25%/-20%) estimate of $1,166 million. Certain contingencies and scope changes, including capital for infrastructure, cogeneration facilities and pipelines, were included in this estimate. It is anticipated that these scope changes will contribute to lower operating expenses over the life of the project and enhance overall project economics.

Ivanhoe Energy retains flexibility regarding the timing for deployment of HTL upgrading capacity in order to maximize economic returns. Based on current market conditions in Western Canada, including narrow heavy-light price differentials and low natural gas prices, a stand-alone upstream project provides a superior economic return than does a project integrating upstream operations with an upgrading facility. Ivanhoe Energy will continue to monitor market conditions to capitalize on changing markets by adjusting project scope and timing in order to maximize project returns over the life of the project.

Based on the Class III estimate, a stand-alone upstream project would cost approximately $820 million or $40,000 per flowing barrel for Phase 1 (20,000 barrels per day) which is in line with similar in-situ oil sands projects in the Athabasca region given the current pricing environment. Based on a detailed review of the project timetable, Ivanhoe Energy believes the timeframe to receive regulatory approval for the Tamarack Project could take up to 24 months from application submittal. Subject to regulatory approval, Ivanhoe Energy has reviewed its construction and commissioning schedule for the Project and first bitumen production is anticipated in 2014. Given the significant long-term value of this asset, this development schedule is not expected to impact project economics in any significant manner.

Zitong – China

In 2010, Sunwing Energy successfully drilled two wells, Yixin-2 and Zitong-1, to total depth. These wells are located on Sunwing’s 659,840-acre (1,031-square-mile) Zitong Block in Sichuan Province, the oldest and one of the most productive gas producing regions in China.

In December 2010, Sunwing Energy announced a significant natural gas discovery at Yixin-2 where gas flowed from the Xu-4 Formation at initial rates of up to 13 million cubic feet per day. Subsequently, after a short shut-in period, the Yixin-2 well was flow tested for a 48-hour period at rates of 1.5 million cubic feet per day declining to 0.667 million cubic feet per day with a tubing pressure of 2,380 psi. The flow rates of the Xu-4 Formation at the Yixin-2 well were higher than what was expected from these tight, fractured sandstones that rely on stimulation to generate commercial flow rates.

Design work is being completed and equipment has been scheduled to carry out a vertical fracture stimulation of the Xu-4 Formation in the Yixin-2 well. It is expected that stimulation equipment will be available and on location at the end of March, at which time the well will be fracture stimulated.

Subsequent to year end, the Company announced its second natural gas discovery in the Xu-4 Formation at the Zitong-1 well, located on the 70-square-kilometre Guan structure. The well was tested with a small three millimetre choke and flowed at a restricted rate of approximately 750,000 cubic feet per day at a flowing tubing pressure of 3,150 psi. Subsequently, the well was shut-in and the Xu-4 Formation was isolated to test the shallower, Xu-5 Formation. Testing of the Xu-5 Formation is continuing and the Company will provide an update when this activity is completed.

Sunwing Energy is preparing a Provisional Development Plan for the Zitong block which will be submitted to PetroChina in mid-2011. The plan will provide PetroChina with a conceptual overview of the development activity Sunwing Energy plans to undertake across the block, and will be modified as longer-term testing and data evaluation continues on the Block.

Following the drilling of the Zitong-1 and Yixin-2 wells, areas excluding those identified for development and future production were to be relinquished. In January 2011, Sunwing Energy received advice from PetroChina that the exploration period has been extended for an additional six months.

Dagang – China

At the Dagang field, production after royalties was 750 net barrels of oil per day in 2010 compared to 1,240 net barrels of oil per day in 2009.  No development wells were completed in 2010, however, the Company conducted five fracture stimulations during the year.  After 2010 production, total proved and probable reserves increased 76 percent to 2,530 mbbls at December 31, 2010 from 1,435 mbbls December 31, 2009, mainly due to in-field performance improvements from continued water injections and an ongoing fracture stimulation program in the Dagang field. This program will continue in 2011 in order to offset normal field decline.

In 2010, quotas restricted production to 70,000 gross tonnes or approximately 1,400 gross barrels of oil per day. In 2011, production quotas are set at 80,000 gross tonnes or approximately 1,600 gross barrels of oil per day.

Mongolia – Block XVI

In late 2009 and early 2010, the Company acquired 465 kilometres of 2-D seismic over the Kherulen sub-basin within the Nyalga basin, resulting in a total of 925 kilometres of 2-D seismic data over Block XVI in Mongolia. This data was processed and interpreted during 2010 and several drilling locations have been identified within a targeted area. Following spring break-up, the Company expects to initiate drilling operations in Mongolia in mid-2011.

During the initial seismic program, approximately 16 percent of the block was declared to be an historical site and operations in this area were suspended. A letter from the Mineral Resources and Petroleum Authority of Mongolia (“MRPAM”) states that the Company’s year one of “Phase I” of its contract would be extended for one year from the time the Company is allowed to re-enter this particular area. To date, access has not been granted to this area and discussions with MRPAM are ongoing. As a result, the government has adjusted the dates in which the project year begins. Phase II is now considered to have commenced on July 20, 2010.

In 2010, in line with the terms of its Production Sharing Contract, the Company completed a 25 percent relinquishment of the lands within its contract area. With this relinquishment, the

Company continues to hold a significant acreage position in Mongolia representing 12,679 square kilometres (3.1 million acres).

Pungarayacu Project – Ecuador

Ivanhoe Energy drilled two appraisal wells on Block 20 in Ecuador in 2010. The first appraisal well, IP-15, encountered certain cementing and completion problems prior to steam injection operations and testing was suspended without recovering oil.

The second appraisal well, IP-5b, was successfully drilled, cored and logged. The well was perforated in the Hollin Formation and steam was injected into the reservoir resulting in the production of heavy oil to the surface. These were the first barrels of oil ever to be produced from the Pungarayacu oil field.

Independent lab analysis of the oil produced from the IP-5b well indicates an API gravity of approximately 9 to 10 degrees. The oil demonstrated very favourable viscosity reduction at elevated steaming temperatures and contained dissolved gas, which further enhances its mobility in the reservoir and will positively impact thermal recovery potential. Oil produced from the IP-5b well was transported to Ivanhoe Energy’s Feedstock Test Facility (FTF) in San Antonio, Texas and successfully tested using the Company’s propriety HTL process. The final data is currently being analyzed.

The Hollin formation has exhibited favourable reservoir permeabilities. This is the primary sandstone reservoir and principal producing formation in the Oriente Basin, one of the most productive of the South American Sub-Andean Basins. Ivanhoe Energy sees variability between the two well locations, supporting the view that geological faulting is prevalent in Block 20 due to the close proximity to the Andes, directly west of the block.

In 2011, the Company plans to commence a seismic program starting in the southern portion of Block to increase understanding of the geological faulting and to determine locations for future appraisal wells.

HTL Process

During 2010, Ivanhoe Energy continued to make technical improvements related to its proprietary HTL technology. The improvements were achieved through a new process configuration developed by an in-house technical team at the FTF. These improvements enable conversion of residual content to synthetic crude oil through a simplified operation that delivers lower per-barrel capital and operating costs, and allows for larger volumes of crude to be processed in any given sized facility.

Ivanhoe Energy continues to pursue HTL business development opportunities globally, with an emphasis on creating value from stranded resources or resource accumulations considered too small to be economically viable using other technologies.

Financial Review

Ivanhoe Energy – Consolidated Financial Highlights
(thousands of U.S. dollars except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31		Dec. 31
	2010	2009	2010	2009
Financial

Net loss from continuing operations	$(9,163)	$(11,915)	$(29,110)	$(37,731)

Net loss per share from continuing operations, basic and diluted	$(0.03)	$(0.04)	$(0.09)	$(0.13)

Net cash used in operating activities from continuing operations	$(4,002)	$(4,130)	$(17,764)	$(14,993)

Continuing Operations

Oil revenue – gross	$6,166	$5,309	$21,720	$24,968

Depletion and depreciation	$2,216	$2,560	$8,960	$19,868

Capital investments	$25,294	$8,650	$86,285	$26,373

Total assets (at end of period)	$409,585	$281,763

Cash and cash equivalents (at end of period)	$67,817	$21,512

Summary of Fourth Quarter

Oil revenue totalled $6.2 million in the fourth quarter of 2010 compared to $4.2 million in the third quarter of 2010, mainly due to increased sales volumes. Cash flow used in operating activities was $4.0 million during the fourth quarter of 2010 compared to $5.4 million in the third quarter of 2010. Capital investments during the fourth quarter increased to $25.3 million compared to $20.4 million in the third quarter of 2010.

Liquidity and Capital Resources

Ivanhoe Energy’s cash and cash equivalents were $67.8 million at December 31, 2010, compared to $90.2 million at September 30, 2010. This decrease was primarily due to cash used in operating and drilling activities for the Company’s business in China and, to a lesser extent in Canada, Mongolia and Ecuador.

Ivanhoe Energy’s two initial heavy oil projects, in Canada and Ecuador, will require significant capital for full development.  The Company’s strategy is to finance the development of these two projects primarily with funding from strategic partners. Ivanhoe Energy is engaged in various discussions and due diligence efforts to establish key strategic and financing arrangements. The pace of the development of the Company’s projects will be determined in conjunction with these strategic partnership discussions.

Subsequent Event

During the first quarter of 2011, Ivanhoe Energy received proceeds of Cdn$27.2 million from the exercise of 8.6 million Common Share Purchase Warrants which expired on February 25, 2011. These proceeds will be used for general corporate purposes.

This news release summarizes our 2010 year-end results of operations and financial condition and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2010, which contains financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Form 10-K was filed on March 16, 2011 and copies may be obtained from the Ivanhoe Energy website at www.ivanhoeenergy.com, on EDGAR at www.sec.gov or SEDAR at www.sedar.com.

Ivanhoe Energy is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTL).  Core operations are in Canada, Ecuador, and China, with business development opportunities worldwide.  Ivanhoe Energy trades on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange with the symbol IE.

For more information about Ivanhoe Energy Inc. please visit our web site at www.ivanhoeenergy.com.

For Further Information Contact:	David Dyck:	1 (403) 817-1138
	Dorreen Miller:	1 (403) 817-1108
info@ivanhoeenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy’s heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy’s projects, the potential for successful exploration and development drilling, dependence on new project development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, new project development will not proceed as planned, actual capital expenditures required will be higher than estimated, implementation of proposed scope changes does not result in lower operating expenses or enhanced project economics, regulatory approvals take longer than anticipated resulting in project development delays, the HTL technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

RESERVES DATA AND OTHER OIL AND GAS INFORMATION:  Ivanhoe Energy’s disclosure of reserves data and other oil and gas information in the Annual Report on Form 10-K is made in reliance on an exemption granted to

Ivanhoe Energy by Canadian securities regulatory authorities, which permits Ivanhoe Energy to provide disclosure in accordance with U.S. disclosure requirements rather than in accordance with the requirements of Form 51-101F1. Reports on Form 51-101F2 and Form  51-101F3 have been filed in Canada concurrently with the Annual Report on Form 10-K and copies may be obtained at www.sedar.com.

The information provided by Ivanhoe Energy may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 (NI 51-101).  Further information about the differences between the U.S. requirements and the NI 51-101 requirements is set forth under the heading “Reserves, Production and Related Information” in Ivanhoe Energy’s Annual Report on Form 10-K.